Exhibit I
                                GPU SERVICE, INC.
                     PRE-CONSOLIDATION ORGANIZATIONAL CHART




Title
-----

Chairman, President & CEO
         Executive Vice President & CFO
                  Senior Vice President - Financial Controls
                  Assistant Comptroller
                  Vice President & Treasurer
                           Assistant Treasurer
         Executive Vice President & General Counsel
                  Corporate Secretary
                           Assistant Secretary
                  Assistant General Counsel
                  Vice President - Government Affairs
         Vice President - Internal Audit
         Vice President - Corporate Restructuring
         Senior Vice President - Corporate Affairs